UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 28, 2017

NORTHERN MINERALS & EXPLORATION LTD.

Nevada	333-146934	98-0557171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1889 FM 2088, Quitman, Texas 75783	75783
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (903) 967-3338

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.02 – Termination of a Material Definitive Agreement

Winnemucca Gold Property, Nevada

As previously announced, on September 14, 2012, we entered into an option agreement (as last amended on February 11, 2016) with AHL Holdings Ltd., and Golden Sands Exploration Inc., wherein we acquired an option to purchase an 80% interest in and to certain mining claims, which claims form the Winnemucca Mountain Property in Humboldt County, Nevada. This Winnemucca Mountain property currently is comprised of 138 unpatented mining claims. We have defaulted under the terms of the agreement and thus have lost the right to earn an interest in the property. We have outstanding obligations under the default in the form of cash and share payments, unfulfilled exploration commitments and other obligations. We are currently in discussions with the Optionors to fulfil those obligations and potentially enter into a new agreement on the property. Although we are in such discussions, there are no assurances that acceptable terms can be reached with the Optionors, AHL Holdings Ltd and Golden Sands Exploration Inc.

Shallow Callahan County & Mississippi Reef Projects

We have elected not to proceed forward with earning an interest on the shallow oil lease and the Mississippi Reef Lease which are both located in Callahan County, Texas. Both projects have expired without penalty to the company. We have moved our efforts toward projects with more flexible time frames in lieu of the soft market for oil and gas projects.

Item 3.02 – Unregistered Sales of Equity Securities

Private Placement of Registrant Common Stock:

We have completed the sale of 10,000,000 shares of our shares of common stock (Par Value $0.001) and raised $100,000.00 ($0.01 per share) on August 28, 2017 to two investors who are not “US Persons” as that term is defined in Regulation S under the United States Securities Act of 1933, as amended. After the issuance of the shares from this private placement, our issued and outstanding shares will be 36,797,818 shares (75,000,000 common shares authorized). The issuance of 10,000,000 shares of our common stock represents 26.9% of the issued and outstanding shares. As noted, the shares were issued to two non-US persons in reliance on the exemption from registration provided for in Regulation S. The funds raised from the private placement are for general corporate purposes to pay outstanding liabilities and to help bring us current in our regulatory filings.

Item 7.01 – Regulation FD Disclosure

Status of Oil & Gas Projects:

J. E. Richey Lease, Coleman County, Texas:

We hold a 25% working interest in one producing well (“Concho Richey #1”) on the lease and a 100% working interest in the remainder of the 206 acre J. E Richey Lease. The Concho Richey #1 well is currently producing 7 barrels of oil and 40 MCF of gas per day. Further work is planned in September 2017 on one of the two other wells on the lease to test its production potential.

Olson Lease, Jones County, Texas:

We have a 100% interest in the 160-acre oil and gas Olsen lease located in the north central part of Jones County, Texas. The principal target formation is the Palo Pinto Reef. The Palo Pinto Reef is a known productive formation in the area with a high yield of cumulative oil production. An example in the area is the Strand Oil Field which is a Palo Pinto Reef Oil Field. The field discovered in 1940, consists of only 8 wells on approximately 160 acres produced a total of 1,700,000 barrels of oil, an average of 212,500 barrels of oil per oil well. The 160 Olson Lease lies approximately 1.5 miles southeast of the Strand Palo Pinto Reef Oil Field. We hold 100% of the working interest in this lease. At present, we are working to attract funding through farming out an interest in the lease to fund drilling of a well on the lease.

Guy Ranch Lease, Shackleford County, Texas

We hold a 100% working interest in the 430-acre Guy Ranch Lease in Shackelford County. Recently we entered into a farm-out agreement with a third party whereby the third party has the right to earn a 75% working interest in 20 acres of the 430-acre lease. The third party is to pay 100% of the costs to drill and complete a well on the 20 acres to earn a 75% working interest. We are carried for 25%. We expect that the drilling of the new well by the third party will commence in the 4th quarter of 2017.

The principle target formations of interest on the lease are the Patio (aka Palo Pinto Sand), Morris and Gardner Sands. These three pay zones are all prominent producers in the immediate area. The Patio Sand is the main producer to the west, on an adjoining lease and generally averages between 25,000 and 75,000 barrels oil per well. The Morris Sand in the area is a known natural gas producer, with associated high gas production flow rates. Cumulative natural gas production is known produce up to 1.4 Billion cubic feet (“BCF”) of gas from a well.

For further information on the above projects and on the Registrant please review the Registrants website at www.nmex.us or the Registrant’s filing on Edgar and on www.otcmarkets.com

Other Investments

We are evaluating other investment opportunities both in related businesses that complement the oil and gas business as well as other businesses outside the oil and gas industry to potentially bring value to our shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN MINERALS & EXPLORATION LTD.
/s/ Howard Siegel
Howard Siegel
President and Director

Date:	September 1, 2017

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